Execution Version

J.P. MORGAN SECURITIES INC.
270 Park Avenue
New York, New York 10017

JPMORGAN CHASE BANK, N.A.
270 Park Avenue
New York, New York 10017

WELLS FARGO CAPITAL FINANCE, LLC
2450 Colorado Avenue, Suite 3000W
Santa Monica, CA 90404

 July 27, 2010

Commitment Letter

U.S. Concrete, Inc.
2925 Briarpark, Suite 1050
Houston, Texas 77042

Attention:  Michael Harlan

Ladies and Gentlemen:

You have advised J.P. Morgan Securities Inc. (“JPMorgan”), JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”) and Wells Fargo Capital Finance, LLC (“Wells Fargo”; together with JPMorgan and JPMorgan Chase Bank, the “Commitment Parties”) that U.S. Concrete, Inc. and certain of its subsidiaries ( the “Company” or “you”) (i) have commenced voluntary cases under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), (ii) expect the Company and its domestic subsidiaries to be reorganized pursuant to their Chapter 11 plan of reorganization (the “Plan”), (iii) intend to obtain a $75,000,000 senior secured revolving credit facility (the “Facility”) and (iv) intend to obtain $50,000,000 in cash proceeds from the issuance of senior secured convertible notes (the “Notes”) in a private placement pursuant to Section 4(2) and Regulation D of the Securities Act, with such proceeds from clauses (iii) and (iv) being used (x) to refinance the Company’s outstanding credit facilities and its emergence from Chapter 11 of the United States Bankruptcy Code and (y) for working capital and general corporate purposes to the extent permitted by the Definitive Documentation (as defined herein).  In connection therewith, the Company has requested that JPMorgan and JPMorgan Chase Bank agree to structure, arrange and syndicate the Facility.  Capitalized terms used but not defined herein have the meanings assigned to them in the Term Sheet (as defined below).

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JPMorgan is pleased to advise you that it is willing to act as joint lead arranger and sole bookrunner for the Facility, each of JPMorgan Chase Bank and Wells Fargo is pleased to advise you of its several, but not joint, commitment, upon the effectiveness of this Commitment Letter, to provide 50% of the Facility, and Wells Fargo is pleased to advise you that it is willing to act as joint lead arranger and the documentation agent for the Facility.  This Commitment Letter and the Summary of Terms and Conditions attached as Exhibit A hereto (the “Term Sheet”) set forth the principal terms and conditions on and subject to which each of JPMorgan Chase Bank and Wells Fargo is willing to make available the Facility.

It is agreed that JPMorgan and Wells Fargo will act as the joint lead arrangers in respect of the Facility (in such capacities, the “Lead Arrangers”), with JPMorgan having left lead placement in any marketing materials or other documentation used in connection with the Facility and Wells Fargo having right lead placement, that JPMorgan will act as the sole bookrunner in respect of the Facility, that JPMorgan Chase Bank will act as the sole administrative agent in respect of the Facility and that Wells Fargo will act as the documentation agent in respect of the Facility.  You agree that, as a condition to the commitments and agreements hereunder, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and Fee Letters referred to below) will be paid in connection with the Facility unless you and we shall so agree.

JPMorgan intends to syndicate the Facility to a group of financial institutions (together with JPMorgan Chase Bank and Wells Fargo, the “Lenders”) identified by JPMorgan in consultation with you.  JPMorgan intends to commence syndication efforts promptly, and you agree to use commercially reasonable efforts until the date that is sixty (60) days after the Closing Date of the Facility to assist JPMorgan in completing a reasonably satisfactory syndication.  Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit from the existing banking relationships of you and your subsidiaries, (b) assisting JPMorgan in one or more meetings or conference calls hosted by JPMorgan with the Lenders, (c) as set forth in the next paragraph, assistance from you and your subsidiaries in the preparation of customary materials to be used in connection with the syndication (collectively, with the Term Sheet, the “Information Materials”) and (d) entry into confidentiality agreements with prospective Lenders that are in form and substance reasonably acceptable to you, in each case, until the date that is sixty (60) days after the Closing Date of the Facility.  Each of JPMorgan Chase Bank and Wells Fargo agrees that neither the commencement nor completion of the syndication of the Facility is a condition to its commitments hereunder.  Notwithstanding the Lead Arrangers’ right to syndicate the Facility and receive commitments with respect thereto, no assignment of commitments of the Commitment Parties on or prior to the Closing Date shall reduce or release such Commitment Party’s obligation to fund its entire commitment in the event any assignee of such Commitment Party shall fail to do so on the Closing Date.

You will use commercially reasonable efforts to assist JPMorgan in preparing Information Materials, including confidential information memoranda, for distribution to prospective Lenders.  If reasonably requested, you also will assist JPMorgan in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to you and your subsidiaries and any of their respective securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to any such entity’s securities or loans.  Before distribution of any Information Materials, you agree to execute and deliver to JPMorgan (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein.  You also acknowledge that Commitment Party Public-Siders who are publishing debt analysts may participate in any meetings held pursuant to clause (b) of the preceding paragraph; provided that such analysts shall not publish any information obtained from such meetings (i) until the syndication of the Facility has been completed upon the making of allocations by JPMorgan and JPMorgan freeing the Facility to trade or (ii) in violation of any confidentiality agreement between you and the relevant Commitment Party.  Except as set forth below, you and we agree that unless specifically labeled “Public – Contains Public Information”, all information, documentation or other data disseminated to prospective Lenders under the Facility in connection with the marketing of the Facility, whether through an Internet website (including, without limitation, an IntraLinks workspace), electronically, in presentations at meetings or otherwise, will contain MNPI concerning the Company or its securities.

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The Company agrees that the following documents may be distributed to both Private-Siders and Public-Siders, unless the Company advises JPMorgan in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private-Siders:  (a) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, lender allocation, if any, and funding and closing memoranda) and (b) notification of changes in the terms of the Facility.  If you advise JPMorgan that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without your consent.

The Company hereby authorizes JPMorgan and JPMorgan Chase Bank to distribute draft and final definitive documentation with respect to the Facility to Private-Siders and Public-Siders.

JPMorgan, in its capacity as a Lead Arranger, will manage, in consultation with you, all aspects of the syndication, including, but not limited to, decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.  In its capacity as a Lead Arranger, JPMorgan will have no responsibility other than to arrange the syndication as set forth herein and in no event shall any Commitment Party be subject to any fiduciary or other implied duties hereunder.  Additionally, the Company acknowledges and agrees that no Commitment Party is advising the Company as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.  The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Commitment Parties shall have no responsibility or liability to the Company with respect thereto.

To assist JPMorgan in its syndication efforts, you agree to use commercially reasonable efforts to promptly prepare and provide to JPMorgan all customary information with respect to you and your subsidiaries, including all financial information and projections (the “Projections”), as JPMorgan may reasonably request in connection with the arrangement and syndication of the Facility.  You hereby represent and covenant that (a) all written information other than the Projections, budgets, estimates, forward looking information or general market data (the “Information”) that has been or will be made available to JPMorgan or JPMorgan Chase Bank by you or any of your representatives is or will be, when furnished and taken as a whole, complete and correct in all material respects and does not or will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to JPMorgan or JPMorgan Chase Bank by you or any of your representatives have been or will be prepared in good faith based upon assumptions believed by you to be reasonable (it being understood that Projections are inherently uncertain and actual results may be materially different, and no assurance can be given that the projected results will be realized).  You agree that if at any time prior to the execution of definitive financing documentation with respect to the Facility any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations will be correct in all material respects at such time.  You understand that in arranging and syndicating the Facility JPMorgan and JPMorgan Chase Bank may use and rely on the Information and Projections without independent verification thereof.

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As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letters dated the date hereof and delivered herewith (the “Fee Letters”).

Each Commitment Party’s commitments and agreements hereunder are subject to: (a) since May 31, 2010, there not occurring or becoming known to such Commitment Party any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on the business, operations, property or financial condition of you and your subsidiaries, taken as a whole; (b) such Commitment Party not becoming aware after the date hereof of any information or other matter (including any matter relating to financial models and underlying assumptions relating to the Projections) affecting you and your subsidiaries that is inconsistent in a material and adverse manner with any such information or other matter disclosed (taken as a whole) to such Commitment Party prior to the date hereof or would materially impair the syndication of the Facility; (c) our satisfaction with, and the approval by the Bankruptcy Court, as necessary, of (1) the Facility and the transactions contemplated thereby (including the repayment in full of the obligations outstanding under the DIP Credit Agreement (as defined in the Term Sheet)) and all definitive documentation in connection therewith, (2) all actions to be taken, undertakings to be made, obligations to be incurred by the Company and all liens to be granted by the Company in connection with the Facility (all such approvals to be evidenced by the entry of one or more orders of the Bankruptcy Court reasonably satisfactory in form and substance to the Commitment Parties), which orders shall, among other things, approve the payment by the Company of all of the fees that are provided for in the Fee Letters and (3) the Plan; (d) the closing of the Facility on or before September 27, 2010; (e) the closing of the Notes before, or concurrently with, the closing of the Facility and (f) the other conditions set forth or referred to in the Term Sheet.  The terms and conditions of the commitments hereunder and of the Facility are not limited to those set forth herein and in the Term Sheet.  Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of the Commitment Parties and the Company.

This Commitment Letter shall not become effective until the entry of an order by the Bankruptcy Court in the cases reasonably satisfactory to the Commitment Parties (a) approving this Commitment Letter and (b) otherwise authorizing the Company to execute, perform and incur its obligations under this Commitment Letter, including the payment of fees and expenses as set forth herein and in the Fee Letters and the provision of indemnities as set forth herein.

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You agree (a) to indemnify and hold harmless the Commitment Parties, their affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Facility, or the use of the proceeds thereof or any claim, litigation, investigation or proceeding relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any indemnified person is a party thereto or whether a Proceeding is initiated by or on behalf of a third party or you or any of your affiliates, and to reimburse each indemnified person promptly upon written demand (including written documentation reasonably supporting such request) for reasonable and documented out-of-pocket legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to (i) losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person, any affiliate of such indemnified person or any officer, director, employee, advisor, agent or controlling person of such indemnified person or such affiliate or (ii) disputes solely among indemnified persons, (b) to reimburse each Commitment Party and its affiliates promptly upon written demand (including written documentation reasonably supporting such request for all reasonable and documented out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant’s fees and expenses, travel expenses, and reasonable fees, charges and disbursements of one counsel for the Commitment Parties, collectively, exclusive of any local counsel)) incurred in connection with the Facility and any related documentation (including, without limitation, this Commitment Letter, the Fee Letters and the definitive financing documentation) or the administration, amendment, modification or waiver thereof and (c) to reimburse each Commitment Party and its affiliates promptly upon written demand (including written documentation reasonably supporting such request) for all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel for each of the Commitment Parties) in connection with the enforcement of the Commitment Letter and the Fee Letters.  No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems.  In addition, no indemnified person shall be liable for any special, indirect, consequential or punitive damages in connection with this Commitment Letter, the Fee Letters, the Facility or the use of the proceeds thereof.

It is understood and agreed that this Commitment Letter shall not constitute or give rise to any obligation on the part the Commitment Parties or any of their respective affiliates to provide any financing, except as expressly provided herein.

You acknowledge and agree that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including, but not limited to, financial advisory services) to other persons or entities in respect of which you may have conflicting interests regarding the transactions described herein and otherwise.  No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and no Commitment Party will furnish any such information to other companies.  You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other persons or entities.  You further acknowledge that each of JPMorgan and Wells Fargo is a full service securities firm and each of JPMorgan and Wells Fargo may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of the Company and its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter.

Each Commitment Party may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits afforded such Commitment Party hereunder.

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This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons.  This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us with respect to the Facility and set forth the entire understanding of the parties with respect thereto.

This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.  The parties hereto consent to the non-exclusive jurisdiction and venue of the state or federal courts located in the City of New York.  Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the City of New York and (b) any right it may have to a trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Commitment Letter, the Fee Letters, the Term Sheet, the transactions contemplated hereby or the performance of services hereunder.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letters nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) to your officers, directors, agents, advisors and representatives who are directly involved in the consideration of this matter, (b) as may be compelled or required in a judicial or administrative proceeding (including in connection with approval by the Bankruptcy Court) or as otherwise required by law (in which case you agree to (i) inform us promptly thereof and (ii) use commercially reasonable efforts to maintain the confidentiality of the compensation arrangements herein and in the Fee Letters by making any necessary filings either under seal or in redacted form pursuant to section 107(b) of the Bankruptcy Code or seeking confidential treatment of such information) and (c) with respect to the Commitment Letter and Term Sheet only, subject to an agreement to comply with the provisions of this paragraph, to any advisor or counsel to any informal committee of noteholders or to any official committee appointed in the bankruptcy cases and to the purchasers (and their advisors) of the Notes.  Other than as required by law, each of the Commitment Parties may not, without its prior written consent (not to be unreasonably withheld, delayed or conditioned), be quoted or referred to in any document, release or communication prepared, issued or transmitted by the Company (including any entity controlled by, or under common control with, the Company or any director, officer, employee or agent thereof).

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it and each of the Lenders may be required to obtain, verify and record information that identifies the Company and each Guarantor, which information includes names and addresses and other information that will allow such Commitment Party and each of the Lenders to identify the Company and each Guarantor in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective for the Commitment Parties and each of the Lenders.

The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letters and any other provision herein or therein which by its terms expressly survives the termination of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder.

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If the foregoing correctly sets forth the terms of our agreement as will be submitted to the Bankruptcy Court for approval, please indicate your acceptance of such terms and of the Term Sheet and the Fee Letters by returning to us executed counterparts hereof and of the Fee Letters not later than 5:00 p.m., New York City time, on July 27, 2010.  The commitments of the Commitment Parties hereunder and the agreement of JPMorgan hereunder to perform the services contemplated herein are contingent upon (i) our receiving such executed counterparts in accordance with the immediately preceding sentence by such date and (ii) your obtaining Bankruptcy Court approval of this Commitment Letter as contemplated above by July 30, 2010.  In the event that the initial borrowing under the Facility does not occur on or before September 27, 2010, then this Commitment Letter and the commitments hereunder shall automatically terminate.

We are pleased to have been given the opportunity to assist you in connection with this important financing.

[Signature Page Follows]

Commitment Letter

Very truly yours,

J.P. MORGAN SECURITIES INC.

By:	/s/ Raymond Gore
Name: Raymond Gore
Title: Senior Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Thomas M. Vertin
Name: Tomas M. Vertin
Title: Senior Vice President

WELLS FARGO CAPITAL FINANCE, LLC

By:	/s/ Sanat Amladi
Name: Sanat Amladi
Title: Vice President

Accepted and agreed to as of
the date first above written:

U.S. CONCRETE, INC.

By:	/s/ Michael W. Harlan
Name: Michael W. Harlan
Title: President and Chief Executive Officer

Commitment Letter

EXHIBIT A

U.S. CONCRETE, INC.

Senior Secured Revolving Credit Facility
Summary of Terms and Conditions
_____________________

1.	PARTIES

Borrower:
U.S. Concrete, Inc., as a reorganized Delaware corporation (the “Borrower”) pursuant to the Chapter 11 plan of reorganization of the Borrower (the “Plan”) confirmed by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

Guarantors:
All obligations of the Borrower under the Definitive Documentation (the “Obligations”) will be unconditionally guaranteed by each of the Borrower’s direct and indirect, existing and future, domestic subsidiaries (excluding Superior Materials Holdings LLC and its direct and indirect subsidiaries (the “Excluded Joint Venture”; it being understood that for the purposes of this Term Sheet, the term “subsidiary” shall not include the Excluded Joint Venture) (collectively, the “Guarantors”; the Borrower and the Guarantors, collectively, the “Loan Parties”).

	Lead Arrangers	J.P. Morgan Securities Inc. and Wells Fargo Capital Finance, LLC (in such capacities, the “Lead Arrangers”).

	Sole Bookrunner:	J.P. Morgan Securities Inc. (in such capacity, the “Bookrunner”).

	Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank” and, in such capacity, together with its successors and assigns, the “Administrative Agent”).

	Documentation Agent:	Wells Fargo Capital Finance, LLC (“Wells Fargo” and, in such capacity, together with its successors and assigns, the “Documentation Agent”).

Lenders:
A syndicate of banks, financial institutions and other entities, including JPMorgan Chase Bank and Wells Fargo, arranged by the Bookrunner and reasonably acceptable to the Borrower (collectively, the “Lenders”).

2.	TYPE AND AMOUNT OF FACILITY

	Type and Amount:	A four year revolving asset based loan facility (the “Facility”; the commitments under the Facility, the “Commitments”) in the principal amount of $75,000,000 (the loans thereunder, the “Loans”).

Letters of Credit:
Up to $30,000,000 of the Facility shall be available for the issuance of letters of credit (the “Letters of Credit”) by JPMorgan Chase Bank (in such capacity, the “Issuing Lender”) to (i) replace or roll the letters of credit outstanding under the DIP Credit Agreement (as defined below) or (ii) otherwise support working capital needs or for general corporate purposes of the Borrower and the Guarantors.  No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Termination Date.

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Loans) on the same business day.  To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis.

Borrowing Base:
The Definitive Documentation (as defined below) shall contain provisions with respect to the borrowing base of the Borrower and the Guarantors (the “Borrowing Base”) similar to those in the Revolving Credit, Term Loan and Guarantee Agreement dated as of May 3, 2010 (as amended, the “DIP Credit Agreement”) modified as necessary for financings of this type as well as the following provisions:

(a) cash dominion shall be effective at all times;

(b) the components of the Borrowing Base in the Definitive Documentation shall consist of the following:

(1) the sum of (i) 85% of all Eligible Accounts (to be mutually defined), (ii) the lesser of (x) 85% multiplied by the net orderly liquidation value percentage identified in the most recent inventory appraisal provided to the Administrative Agent of the Eligible Inventory (to be mutually defined) (valued at the lower of cost or market on a first-in, first-out basis) and (y) 50% of the Eligible Inventory (valued at the lower of cost or market on a first-in, first-out basis), (iii) the lesser of (x) $15,000,000 and (y) the product of 85% of the net orderly liquidation value of Eligible Trucks (to be mutually defined) and (iv) the difference between (x) the product of 80% of the cost of new Eligible Trucks and (y) the product of a percentage (to be mutually agreed) of the depreciation applicable to Eligible Trucks, in each case since the delivery of the last borrowing base certificate, minus (2) any reserves imposed by the Administrative Agent in its Permitted Discretion.  “Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset based lender) business judgment.

(c) Availability shall be defined as an amount equal to (a) the lesser of (i) the then effective Commitments and (ii) the Borrowing Base at such time minus (b) the sum of (i) the aggregate outstanding amount of borrowings under the Facility and the undrawn amount of outstanding Letters of Credit issued for the account of the Borrower at such time and (ii) an availability reserve in effect in such amount and during such time as described in subsections (d) and (e) below (the “Availability Reserve”);

(d) Prior to the delivery of financial statements for the fiscal quarter ended September 30, 2011, there will be an Availability Reserve of $15,000,000;

(e) After the delivery of financial statements for the fiscal quarter ended September 30, 2011, unless the fixed charge coverage ratio for any trailing twelve month period is greater than or equal to 1.0:1.0, there will be an Availability Reserve of $15,000,000, plus $1,000,000 for each month thereafter, up to a maximum Availability Reserve of $20,000,000, such Availability Reserve to remain in effect until the delivery of the financial statements for the fiscal month in which the fixed charge coverage ratio for the trailing twelve month period is greater than or equal to 1.0:1.0;

(f) The Borrowing Base will be computed monthly by the Borrower and a certificate (the “Borrowing Base Certificate”) presenting the Borrower’s computation of the Borrowing Base will be delivered to the Administrative Agent, provided that Borrowing Base Certificates shall be computed and delivered weekly if Availability is less than $12,500,000;

(g) The Administrative Agent (or its designee) may conduct up to three field examinations per year at Borrower’s expense if no Event of Default has occurred and is continuing; and

(h) The Administrative Agent (or its designee) may conduct one inventory and mixer truck appraisal per year at Borrower’s expense if no Event of Default has occurred and is continuing.

Closing Date:	The closing date (the “Closing Date”) shall be the date on which all the events listed under Conditions Precedent to Closing Date shall have occurred or been waived.

Purpose:
The proceeds of the Loans shall be used (a) for operating expenses, working capital and other general corporate purposes of the Borrower, the other Loan Parties and their respective subsidiaries, (b) to pay transaction costs, fees and expenses incurred in connection with the Facility, the Plan and the transactions contemplated thereunder and hereby and (c) on the Closing Date to repay in full the obligations outstanding under the DIP Credit Agreement.

	Availability:	The Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the date that is four years after the Closing Date (the “Maturity Date”).

Maturity:
Borrowings shall be repaid in full in cash, any outstanding Letters of Credit shall be cash collateralized and the Commitments shall terminate, at the earlier of (a) the Maturity Date and (b) the acceleration of the Loans in accordance with the term of the Facility (such earlier date, the “Termination Date”).

3.	CERTAIN PAYMENT PROVISIONS

	Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and Commitment Reductions:
Loans may be prepaid and the Commitments may be reduced by the Borrower in minimum amounts to be mutually agreed upon (without premium or penalty but subject to customary indemnification for breakage costs in the case of prepayment of Eurodollar Loans (as defined below) other than on the last day of an interest period).

	Mandatory Prepayments:	Subject to the terms of the Intercreditor Agreement, the following amounts shall be applied to prepay the Loans (without a permanent reduction of the Commitments):

(a)  100% of the net cash proceeds of any sale or issuance of equity (other than one or more exceptions to be mutually agreed) and 100% of the net cash proceeds of any incurrence of debt after the Closing Date by the Borrower or any of its subsidiaries (other than permitted debt to be mutually agreed upon);

(b)  100% of the net cash proceeds of any sale, transfer or other disposition by the Borrower or any of its domestic subsidiaries of any assets, except for sales of inventory or obsolete or worn-out or uneconomical or surplus property in the ordinary course of business and subject to certain other customary exceptions (including capacity for reinvestment) to be mutually agreed upon; and

(c)  100% of the net insurance or condemnation proceeds or other awards payable in connection with the loss, destruction or condemnation of any assets of the Borrower or its subsidiaries, but subject to exceptions for repairs, restorations, improvements and replacements.

The Loans shall be prepaid and the Letters of Credit shall be cash collateralized or replaced to the extent of any shortfall in Availability.

4.	PRIORITY AND LIENS
All borrowings by the Borrower and other Obligations of the Borrower under the Facility (and (i) all guaranties by the Guarantors and (ii) any swap agreements and cash management arrangements provided by any Lender (or any affiliate of a Lender)) shall be secured by (i) a perfected first priority lien on substantially all of the Loan Parties’ (a) inventory (including as-extracted collateral), accounts, specified mixer trucks, chattel paper, general intangibles (other than intellectual property and equity interests in subsidiaries), instruments and documents, (b) cash, deposit accounts, securities accounts, and letter of credit rights, (c) all supporting obligations and books and records, in each case, evidencing, governing, relating to, arising out of or securing the foregoing clauses (a) and (b) and (d) all proceeds and products thereof (the “Priority Collateral”) and (ii) a perfected second priority lien on substantially all property of the Loan Parties (other than Priority Collateral) (including, without limitation, material owned real estate, fixtures and machinery and equipment (other than mixer trucks), patents, copyrights, trademarks, tradenames, rights under license agreements, and other intellectual property and capital stock of subsidiaries), provided, however, that the Loan Parties shall not be required to pledge (i) the equity interests of the Excluded Joint Venture, (ii) in excess of 66% of the capital stock of their direct foreign subsidiaries or any of the capital stock or interests of indirect foreign subsidiaries, (iii) licenses, instruments, and agreements to the extent and so long as a pledge would violate the terms of such license, instrument or agreement, unless such terms are superseded by the Uniform Commercial Code or other applicable law, provided, that, the foregoing exclusions shall not be construed to limit, impair, or otherwise affect Administrative Agent’s continuing security interests in any Loan Party’s rights or interests of any Loan Party in (a) monies due or to become due under any described license, instrument, or agreement (to the extent not prohibited by such license, instrument, or agreement and applicable law), or (b) any proceeds from the sale, license, lease, or other disposition of any such license, instrument, or agreement, (iv) other assets to the extent the pledge thereof is prohibited by applicable law or regulation, (v) real property leaseholds (except solely as may be necessary to perfect and enforce the Lenders’ security interest in as-extracted collateral), (vi) immaterial owned real property, (vii) vehicles of the Loan Parties (other than mixer trucks included in the Borrowing Base), and (viii) other assets to the extent the Administrative Agent reasonably determines that the cost of obtaining such pledge or security interest therein is excessive in relation to the benefit thereof and (ix) other property or assets to be mutually agreed (collectively, the “Collateral”).

The terms and conditions setting forth the relative priorities of the security interest in the Collateral that secures (i) the $50,000,000 issuance of senior secured convertible notes (the “Notes”) in a private placement pursuant to Section 4(2) and Regulation D of the Securities Act raised by certain existing holders of the Borrower’s existing 8-3/8% Senior Subordinated Notes due 2014 and (ii) the Loans shall be set forth in an intercreditor agreement, in form and substance satisfactory to the Administrative Agent and Lead Arrangers (the “Intercreditor Agreement”).

5.	CERTAIN CONDITIONS

Conditions Precedent to the Closing Date:
The obligations of the Lenders to make Loans under the Facility will be subject to satisfaction or waiver by the Lead Arrangers of the following conditions precedent:

(a) The Administrative Agent shall have received (i) executed Definitive Documentation reasonably satisfactory to the Administrative Agent and the Lead Arrangers and consistent with the terms of the Term Sheet, (ii) additional closing documents as are customary for transactions of this type or as the Administrative Agent may reasonably request, including but not limited to resolutions, incumbency certificates, and organizational documents, all in form and substance reasonably acceptable to the Administrative Agent, and (iii) each document required for the perfection of the liens and pledges on the Collateral securing the Facility, including, without limitation, any possessory Collateral and original certificates of title;

(b) The Lenders, the Administrative Agent and the Lead Arrangers shall have received all fees and invoiced reasonable out-of-pocket expenses required to be paid on or before the Closing Date;

(c) All government and material third party approvals necessary in connection with the execution, delivery and performance of the Definitive Documentation by the Loan Parties shall have been obtained on reasonably satisfactory terms.  There shall not exist any action, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a material adverse effect on the Loan Parties (taken as a whole), the financing or any of the other transactions contemplated hereby;

(d) The Administrative Agent and the Lenders shall have received (i) audited consolidated financial statements of the Borrower for the three most recent fiscal years, (ii) unaudited consolidated financial statements of the Borrower for the fiscal quarter ended June 30, 2010 and (iii) if the Closing Date occurs after August 31, 2010, unaudited consolidated financial statements of the Borrower for the seven month period ended July 31, 2010;

(e) The Administrative Agent and the Lenders shall have received a pro forma consolidated balance sheet of the Borrower as at the date of the most recent balance sheet delivered pursuant to the preceding paragraph prepared to give effect to the consummation of the financings contemplated hereby as if such financings had occurred on such date or on the first day of such period, as applicable, and consistent in all material respects with information previously provided by the Borrower;

(f) The Administrative Agent and the Lenders shall have received (i) quarterly projections through December 31, 2011 and (ii) annual projections through December 31, 2014, in each case, that are reasonably satisfactory to the Administrative Agent and the Lenders;

(g) No Default or Event of Default under the Definitive Documentation shall have occurred and be continuing;

(h) Representations and warranties shall be true and correct in all material respects;

(i) The Administrative Agent shall have received such customary legal opinions (including opinions (i) from counsel to the Borrower and (ii) from such local counsel as may be reasonably required by the Administrative Agent), certificates, lien searches, documents and other instruments as are customary for transactions of this type or as it may reasonably request;

(j) The Administrative Agent shall have received evidence that all insurance required to be maintained pursuant to the Definitive Documentation has been obtained and is in effect and that the Administrative Agent has been named as loss payee or additional insured, as appropriate, under each insurance policy with respect to such liability and property insurance;

(k) The Administrative Agent shall have received at least three days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act;

(l) The Administrative Agent shall have received mortgages on the material owned U.S. real property collateral securing the Facility;

(m) The Administrative Agent shall have received a notice of borrowing from the Borrower;

(n) Each Loan Party shall have executed and delivered definitive financing documentation with respect to the Notes (including the Intercreditor Agreement), on terms reasonably satisfactory to the Administrative Agent and Lead Arrangers;

(o) The conditions to the effectiveness of the documentation governing the Notes shall have been satisfied or waived on terms reasonably satisfactory to the Administrative Agent, and concurrently the Borrower shall have received $50,000,000 in gross cash proceeds from the issuance of the Notes;

(p) The Plan shall be in form and substance reasonably acceptable to the Administrative Agent in all material respects and shall have been confirmed by a final order entered by the Bankruptcy Court (the “Confirmation Order”) in form and substance reasonably acceptable to the Administrative Agent in all material respects, which has not been stayed by the Bankruptcy Court or by any court having jurisdiction to issue such stay.  The Confirmation Order shall have been entered upon proper notice to all parties to be bound by the Plan, all as may be required by the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, order of the Bankruptcy Court, and any applicable local bankruptcy rules.  Moreover, (a) the time to appeal the Confirmation Order or to seek review, rehearing or certiorari with respect to the Confirmation Order must have expired, (b) unless otherwise waived by the Administrative Agent, no appeal or petition for review, rehearing or certiorari with respect to the Confirmation Order may be pending and (c) the Confirmation Order must otherwise be in full force and effect.  The effective date of the Plan shall have occurred or shall occur substantially concurrently with the closing of the Facility;

(q) Substantially contemporaneously with the Closing Date, the loans under the DIP Credit Agreement shall have been repaid in full in cash, all commitments relating to the foregoing shall have been terminated and all liens and security interests related thereto shall have been terminated or released;

(r) The Administrative Agent shall have received a certificate of a financial or other responsible officer of the Borrower, stating that (a) the Borrower is Solvent (to be mutually defined) and (b) the Loan Parties, taken as a whole, are Solvent, in each case, after giving effect to any Loans to be made on the Closing Date and Letters of Credit outstanding or to be issued on the Closing Date;

(s) After giving effect to the Loans funded and the Letters of Credit, if any, issued on the Closing Date, the Availability shall be at least $25,000,000;

(t) The Administrative Agent shall have received and the Administrative Agent shall be reasonably satisfied with asset appraisals of inventory and mixer trucks, and Administrative Agent hereby confirms receipt of such appraisals and that such appraisals are satisfactory to the Administrative Agent;

(u) The Administrative Agent or its designee shall have conducted a reasonably satisfactory field examination of the accounts receivable, inventory and related working capital matters and financial information of the Borrower and its subsidiaries and of the related data processing and other systems.

(v) The Lead Arrangers shall have received a Borrowing Base Certificate as of a date specified by the Administrative Agent prior to the Closing Date with customary supporting documentation;

(w) The corporate structure, capital structure, other material debt instruments, material accounts, and governing documents of Borrower and its affiliates, shall be reasonably acceptable to the Lead Arrangers; and

(x) The Borrower shall have used commercially reasonable efforts to obtain certain landlord and bailee letters in form and substance reasonably satisfactory to the Administrative Agent and, to the extent not obtained, the Administrative Agent may impose a rent or charges reserve for any such location.

Conditions to Each Extension of Credit:
The making of each extension of credit shall be conditioned upon (a) the accuracy of all representations and warranties in all material respects in the documentation (the “Definitive Documentation”) with respect to the Facility (including, without limitation, the material adverse change and litigation representations), (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit and (c) after giving effect to such extension of credit, Availability is not less than zero.

6.	CERTAIN DOCUMENTATION MATTERS

Representations and Warranties:
The Loan Parties shall make the following representations and warranties (which shall be subject to exceptions, baskets and carveouts to be negotiated): (i) organizational status; (ii) organizational power and authority; (iii) due authorization, execution, delivery and enforceability; (iv) no violation or conflicts with laws, material contracts or charter documents; (v) governmental and third-party approvals; (vi) financial statements and projections; (vii) absence of a Material Adverse Change (to be mutually defined); (viii) solvency of the Loan Parties; (ix) absence of material litigation; (x) true and complete disclosure; (xi) use of proceeds and compliance with margin regulations; (xii) taxes; (xiii) compliance with laws and regulations (including, without limitation, ERISA, environmental laws, general statutes, etc.); (xiv) ownership of property; (xv) validity, perfection and (subject to liens permitted under the Definitive Documentation) priority of security interests under Definitive Documentation; (xvi) inapplicability of Investment Company Act; (xvii) employment and labor relations; (xviii) capitalization and subsidiaries; (xix) intellectual property; and (xx) such other representations as are mutually agreed in the Definitive Documentation.

Affirmative Covenants:
Each of the Loan Parties (with respect to itself and each of its subsidiaries) shall agree to the following affirmative covenants (which shall be subject to exceptions, baskets and carveouts to be negotiated): (i) compliance with laws and regulations (including, without limitation, ERISA and environmental laws); (ii) payment of taxes and other material obligations; (iii) maintenance of adequate insurance; (iv) preservation of corporate existence, rights (charter and statutory), franchises and permits; (v) visitation and inspection rights (subject to frequency and cost reimbursement limitations); (vi) keeping of proper books in accordance with generally accepted accounting principles; (vii) maintenance of properties (subject to casualty, condemnation and wear and tear); (viii) further assurances as to perfection and priority of security interests and additional guarantors; (ix) notice of defaults, material litigation and certain other material events; (x) financial and other reporting requirements (including, without limitation, unaudited monthly and quarterly and audited annual financials for the Borrower and its subsidiaries on a consolidated basis and projections prepared by management of the Borrower and provided on an annual basis); (xi) delivery of monthly Borrowing Base Certificates (provided that Borrowing Base Certificates shall be delivered weekly if Availability is less than $12,500,000); (xii) use of proceeds; (xiii) delivery of collateral reports, including agings and inventory reports; and (xiv) such other affirmative covenants as may be mutually agreed in the Definitive Documentation.

Financial Covenants:
Beginning with the fiscal month in which the Availability Reserve is eliminated and with respect to any fiscal month thereafter in which Availability was at any time less than $15,000,000 (any such month, the “Covenant Commencement Date”), the Borrower shall maintain a fixed charge coverage ratio for the trailing twelve month period of at least 1.0:1.0, determined (i) as of the last day of the fiscal month preceding the Covenant Commencement Date and (ii) as of the last day of each fiscal month occurring thereafter for the trailing twelve month period ending on each such date, until Availability is equal to or greater than $15,000,000 for a period of thirty (30) consecutive days.    Fixed Charges shall be mutually defined in the Definitive Documentation, but in any event shall exclude the financed portion of all third-party financed capital expenditures.

Negative Covenants:
Each of the Loan Parties (with respect to itself and each of its subsidiaries) shall agree to the following negative covenants (which shall be subject to exceptions, baskets and carveouts to be negotiated): (i) liens (with exceptions to include liens granted pursuant to the Notes,  purchase money liens, liens securing capital leases or other mixer truck financing); (ii) incurrence of debt (with exceptions to include the Notes, financing of mixer trucks, intercompany debt and certain loans and advances to the Excluded Joint Venture); (iii) mergers and consolidations (with exceptions for Permitted Acquisitions (to be mutually defined)); (iv) sales, transfers and other dispositions of property and assets (with exceptions to include sales of inventory and equipment in the ordinary course of business, sales of obsolete or worn out assets, sales of non-core assets acquired in a Permitted Acquisition and disposition of the Excluded Joint Venture); (v) loans, acquisitions and other investments (with exceptions for Permitted Acquisitions and the Excluded Joint Venture); (vi) dividends and other distributions to, and redemptions and repurchases from, equity holders; (vii) so long as no default or Event of Default (as defined below) has occurred and is continuing, voluntary prepayments, redemption or repurchases of the Notes and certain other debt (with exceptions for (a) up to $2.5 million of Notes so long as the Borrower is in pro forma compliance with the fixed charge coverage ratio covenant and has Availability of $10 million if there is an Availability Reserve or has Availability of $20 million if there is no Availability Reserve, in each case, after giving effect thereto, (b) up to $2.5 million of other debt so long as the Borrower is in pro forma compliance with the fixed charge coverage ratio covenant and has Availability of $10 million if there is an Availability Reserve or has Availability of $20 million if there is no Availability Reserve, in each case, after giving effect thereto and (c) with proceeds of any equity issuance); (viii) annual capital expenditures (with carry-forwards to be mutually agreed upon); (ix) transactions with affiliates; (x) restrictions on distributions, advances and asset transfers by subsidiaries and negative pledges; (xi) issuances of certain disqualified equity interests; (xii) changes in the nature of business; (xiii) amending organizational documents, or amending or otherwise modifying the Notes; (xiv) changes in fiscal year; (xv) sale and leaseback transactions; (xvii) hedge agreements; and (xvi) such other negative covenants as may be mutually agreed in the Definitive Documentation.

Events of Default:
The Facility shall be subject to the following events of default (subject to materiality exceptions and grace periods to be mutually agreed, except as otherwise specified below) (the “Events of Default”):  (i) nonpayment of principal or interest when due or of fees or other amounts after a grace period to be mutually agreed upon; (ii) failure to perform or observe covenants set forth in Definitive Documentation, subject, in the case of certain affirmative covenants, to notice and an appropriate grace period; (iii) any representation or warranty proving to have been incorrect in any material respect when made or confirmed; (iv) cross-defaults to other indebtedness in excess of $2,500,000; (v) bankruptcy, insolvency proceedings, etc. (with a grace period to be mutually agreed for involuntary proceedings); (vi) final monetary judgments in excess of $2,500,000 (in excess of insurance provided by reputable providers for which coverage has not been disclaimed); (viii) customary ERISA defaults; (ix) actual or asserted invalidity of Definitive Documentation or impairment of security interests in the Collateral; (x) Change of Control (to be mutually defined); (xi) cross-defaults to the Notes; and  (xii) such other events of default as are mutually agreed in the Definitive Documentation.

Voting Provisions:
The Definitive Documentation shall contain the following voting provisions:

(a) Amendments, modifications and waivers with respect to the Definitive Documentation shall require the approval of the Lenders holding more than 50% of the aggregate amount of the Commitments under the Facility or, if there are less than three (3) unaffiliated Lenders, all of the Lenders (the “Requisite Lenders”);

(b) In addition to the consents required under clause (a) above, the consent of each Lender directly affected thereby shall be required for any amendments, modifications or waivers that have the effect of (i) except as otherwise permitted by the Definitive Documentation, releasing (or consent to the assignment or transfer of ) the obligations of any Loan Party under the Definitive Documentation or releasing Administrative Agent ‘s lien on all or substantially all of the Collateral, (ii) increasing or extending such Lender’s Commitment, (iii) subordinating the obligations owed to any Lender or any liens securing such obligations, (iv) extending the scheduled final maturity of the Loans, (v) waiving or postponing any scheduled payment date of principal, interest or fees (other than, for the avoidance of doubt, with respect to mandatory prepayments), (vi) reducing the principal, rate of interest, fees or other amounts owing under the Facility (other than default interest), (vii) changing the definition of Requisite Lenders, (viii) reducing the voting and amendment provisions in the Definitive Documentation, (ix) altering the pro-rata sharing provisions contained in the Definitive Documentation or the application of proceeds after an Event of Default and (x) allowing a Loan Party or its affiliates to become a permitted assignee; and

(c) Amendments, modifications and waivers with respect to the Borrowing Base and related definitions and provisions, to the extent any such amendment, modification or waiver results in more credit being available to Borrower based upon the Borrowing Base, shall require the approval of the Supermajority Lenders (to be defined as Lenders (other than defaulting Lenders) having more than 75% of the aggregate outstanding amount of the Commitments).

Other Provisions:
The Definitive Documentation shall contain provisions with respect to replacement of lenders, defaulting lenders, assignments, participations and yield protection similar to those set forth in the DIP Credit Agreement, among the Borrower, the guarantors from time to time party thereto, the lenders party thereto and JPMorgan Chase Bank, as administrative agent for the lenders, modified as necessary and as mutually agreed for financings of this type (including a provision that the Loans may not be assigned to any Loan Party or its affiliates).

Expenses and Indemnification:
The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Lead Arrangers associated with the syndication of the Facility and the preparation, execution, delivery and administration of the Definitive Documentation and any amendment or waiver with respect thereto (including the reasonable and out-of-pocket fees, disbursements and other charges of one counsel for the Administrative Agent and the Lead Arrangers, collectively, exclusive of any local counsel) and (b) all reasonable and out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel for the Administrative Agent, the Lead Arrangers and the Lenders) in connection with the enforcement of the Definitive Documentation.

The Administrative Agent, the Lead Arrangers, the Documentation Agent and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or reasonable and out-of-pocket expenses incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they or any of their affiliates or their respective officers, directors, employees, advisors and agents are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of the relevant indemnified person, or such indemnified person’s affiliates, officers, directors, employees, advisors and agents and disputes solely among indemnified persons.

Governing Law and Forum:
The Definitive Documentation will provide that the Loan Parties will submit to the non-exclusive jurisdiction and venue of any state or federal court of competent jurisdiction in the state, county and city of New York, borough of Manhattan; the Borrower, the Administrative Agent and the Lenders shall waive any right to trial by jury. New York law shall govern the Definitive Documentation.

Counsel to the Administrative Agent and the Lead Arrangers (other than Wells Fargo Capital Finance, LLC):	Vinson & Elkins LLP.

Annex I

INTEREST AND CERTAIN FEES

Interest Rate Options:	The Borrower may elect that the Loans bear interest at a rate per annum equal to (a) the CB Floating Rate plus the Applicable Margin or (b) the Adjusted LIBO Rate plus the Applicable Margin.

As used herein:

“Applicable Margin” means (a) 2.75% in the case of CBFR Loans (as defined below) and (b) 3.75% in the case of Eurodollar Loans (as defined below).

“CB Floating Rate” will have the meaning assigned to such term in the DIP Credit Agreement.

“Adjusted LIBO Rate” will have the meaning assigned to such term in the DIP Credit Agreement.

Interest Payment Dates:	In the case of both Loans bearing interest based upon the CB Floating Rate (“CBFR Loans”) and Loans bearing interest based upon the Adjusted LIBO Rate (“Eurodollar Loans”), monthly in arrears.

Commitment Fees:	The Borrower shall pay a commitment fee calculated at a rate per annum equal to 0.75% on the average daily unused portion of the Facility, payable monthly in arrears.

Letter of Credit Fees:
The Borrower shall pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans on the face amount of each such Letter of Credit.  Such fee shall be shared ratably among the Lenders and shall be payable monthly in arrears.

A fronting fee equal to 0.20% per annum on the face amount of each Letter of Credit shall be payable monthly in arrears to the Issuing Lender for its own account.  In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:
Upon the occurrence and during the continuance of an Event of Default, at the direction of the Required Lenders, interest (the “Default Interest”) shall accrue on the outstanding amount of the Obligations and shall be payable on demand at 2.0% above the then applicable rate.

Annex I-1

Rate and Fee Basis:
All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of CB Floating Rate Loans the interest rate payable on which is then based on the Prime Rate (as defined in the DIP Credit Agreement), for actual days elapsed.

Annex I-2